UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/26/2008

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 25, 2008, American Mold Guard, Inc. (the "Company") received written notification (the "Notice") from The Nasdaq Stock Market ("Nasdaq") that the Company was in non-compliance with certain standards for continued listing on the Nasdaq Capital Market.

Based upon a review of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007, the staff of The Nasdaq Stock Market (the "Staff") determined that the Company no longer satisfies Nasdaq Marketplace Rule 4310(c)(3) (the "Rule") which requires that the Company have either (a) a minimum of $2,500,000 of stockholders' equity, (b) a $35,000,000 market value of listed securities or (c) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As a result of the Company's noncompliance with the Rule, the Staff is reviewing the Company's eligibility for continued listing on the Nasdaq Capital Market. To facilitate this review, the Company is to provide a specific plan to achieve and sustain compliance with all of the Nasdaq Stock Market's listing requirements, including the time frame for completion of the plan, by April 9, 2008. In the event the Staff determines that the Company's plan does not adequately address the Company's failure to comply with the Rule, the Staff may provide written notification to the Company that its securities will be delisted. The Company would then have the ability to appeal the Staff's decision to the Nasdaq Listing Qualifications Panel.

The Company issued a press release on March 26, 2008 regarding the matters discussed hereinabove. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: March 26, 2008	By:	/s/ Paul Bowman
Paul Bowman
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Text of Company press release regarding Nasdaq Staff Deficiency letter of March 25, 2008